EXHIBIT 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880            Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Vice President, Chief Financial
	Chief Executive Officer	Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS THIRD QUARTER 2003 RESULTS AND ANNOUNCES NEW

$75 MILLION CREDIT FACILITY

WAKEFIELD, MASSACHUSETTS, November 3, 2003—American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and nine-month period ended September 30, 2003.

Comparing the third quarter of 2003 with the third quarter of 2002:

■	Net revenue was $41,659,000 as compared to $37,465,000, an increase of 11%.

■	Earnings from operations were $3,294,000 as compared to $2,548,000, an increase of 29%.

■	Net earnings were $1,536,000 as compared to $1,100,000, an increase of 40%.

■	Diluted net earnings per share were $0.20 as compared to $0.15, an increase of 33%.

Comparing the first nine months of 2003 with the first nine months of 2002:

■	Net revenue was $121,703,000 as compared to $109,035,000, an increase of 12%.

■	Earnings from operations were $9,165,000 as compared to $8,201,000, an increase of 12%.

■	Net earnings were $4,371,000 as compared to $3,600,000, an increase of 21%.

■	Diluted net earnings per share were $0.58 as compared to $0.48, an increase of 21%.

Total revenue, including patient revenue of the Company’s affiliated dental groups which is not consolidated with the Company’s financial results, was $64,600,000 for the quarter as compared to $56,889,000 for the prior year’s same quarter, an increase of 14%. Patient revenue of the Company’s affiliated dental groups was $63,043,000 for the quarter as compared to $54,957,000 for the prior year’s same quarter, an increase of 15%. Same market revenue growth for the Company’s affiliated dental groups as measured by patient revenue was 7% for the quarter over the prior year’s third quarter.

The Company said cash flow from operations for the quarter was $8,055,000, a quarterly record. Capital expenditures were $1,984,000 and amounts paid for acquisitions and affiliations were $111,000 for the quarter. The Company expanded one facility at one of its affiliated dental groups in Minnesota during the quarter. The Company also completed two affiliations with practices that were combined with one of its existing affiliated dental groups in New York.

On October 16, 2003 the Company successfully completed a new 3-year, $75 million revolving credit facility. Proceeds from the new facility were used to retire the Company’s existing $75 million revolving credit facility that was set to mature in July 2004. The new credit facility was arranged by KeyBank and participating banks include Sovereign Bank, Citizens Bank and Banknorth. The Company chose to negotiate a new credit facility in advance of July 2004 to take advantage of the currently favorable credit markets. The new facility includes a 75 basis point improvement in the borrowing rate spread over LIBOR, as compared to the retired credit facility. Further details of the facility will be included in the Company’s Form 10-Q for the quarterly period ended September 30, 2003 to be filed with the Securities and Exchange Commission. As a result of terminating the old facility, the Company will expense $220,000 of unamortized debt issuance costs in the fourth quarter.

Total revenue, patient revenue and same-market revenue growth are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial table for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measures and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the third quarter ending September 30, 2003, the Company will host its previously announced conference call on Tuesday, November 4, 2003 at 10:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EST Tuesday, November 11, 2003.

American Dental Partners is one of the nation’s leading business partners to dental groups. The Company is affiliated with 19 dental groups which have 173 dental facilities with approximately 1,539 operatories located in 17 states.

Note: Some of the information in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company’s risks associated with overall or regional economic conditions, its affiliated dental groups’ contracts with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, the fluctuations in labor markets, the Company’s acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental groups, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the “Risk Factors” section of the Company’s Registration Statement on Form S-4 (File No. 333-56941).

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$41,659	$37,465	$121,703	$109,035
Operating expenses:
Salaries and benefits	18,536	17,088	53,964	48,457
Lab fees and dental supplies	6,757	6,088	20,143	18,043
Office occupancy expenses	5,037	4,681	14,994	13,528
Other operating expenses	3,703	3,342	11,016	9,785
General corporate expenses	1,897	1,415	5,250	4,301
Depreciation expense	1,363	1,287	4,003	3,719
Amortization of intangible assets	1,072	1,016	3,168	3,001

Total operating expenses	38,365	34,917	112,538	100,834

Earnings from operations	3,294	2,548	9,165	8,201
Interest expense, net	628	755	1,889	2,341

Earnings before income taxes	2,666	1,793	7,276	5,860
Income taxes	1,130	693	2,905	2,260

Net earnings	$1,536	$1,100	$4,371	$3,600

Net earnings per common share:
Basic	$0.21	$0.15	$0.60	$0.50

Diluted	$0.20	$0.15	$0.58	$0.48

Weighted average common shares outstanding:
Basic	7,345	7,230	7,308	7,213

Diluted	7,586	7,460	7,550	7,436

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$823	$844
Receivables due from affiliated dental groups	16,982	17,631
Other current assets	5,619	5,375

Total current assets	23,424	23,850

Property and equipment, net	33,037	31,925

Other non-current assets:
Goodwill, net	5,074	5,045
Intangible assets, net	84,907	83,575
Other assets	458	620

Total non-current assets	90,439	89,240

Total assets	$146,900	$145,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,524	$15,920
Current maturities of debt	1,756	1,586

Total current liabilities	21,280	17,506

Non-current liabilities:
Long-term debt	42,803	49,677
Other liabilities	10,735	10,916

Total non-current liabilities	53,538	60,593

Total liabilities	74,818	78,099

Stockholders' equity	72,082	66,916

Commitments and contingencies
Total liabilities and stockholders' equity	$146,900	$145,015

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

Comparable GAAP Presentation and

Reconciliation of Non-GAAP

Financial Measures

	Three Months Ended September 30,
	2003	2002	% Growth
Reconciliation of total revenue to net revenue and patient
revenue same market growth (1)
Patient revenue:
Dental groups affiliated with the Company prior to 2002(2)	$56,565	$52,634	7%
Dental groups that completed affiliations with the Company during 2002 and 2003	6,478	2,323	179%

Total	63,043	54,957	15%
Other revenue	1,557	1,932	-19%

Total revenue	64,600	56,889	14%
Amounts retained by affiliated dental groups	22,941	19,424	18%

Net revenue	$41,659	$37,465	11%

	Three Months Ended September 30, 2003			Three Months Ended September 30, 2002
	Amount	% of Total Revenue (1)	% of Net Revenue (1)	Amount	% of Total Revenue (1)	% of Net Revenue (1)
Patient revenue	$63,043	97.6%		$54,957	96.6%
Other revenue	1,557	2.4		1,932	3.4

Total revenue	64,600	100.0		56,889	100.0
Amounts retained by affiliated dental groups	22,941	35.5		19,424	34.1

Net revenue	41,659	64.5	100.0%	37,465	65.9	100.0%
Salaries and benefits	18,536	28.7	44.5	17,088	30.0	45.6
Lab fees and dental supplies	6,757	10.5	16.2	6,088	10.7	16.2
Office occupancy expenses	5,037	7.8	12.1	4,681	8.2	12.5
Other operating expenses	3,703	5.7	8.9	3,342	5.9	8.9
General corporate expenses	1,897	2.9	4.6	1,415	2.5	3.8
Depreciation expense	1,363	2.1	3.3	1,287	2.3	3.4
Amortization of intangible assets	1,072	1.7	2.6	1,016	1.8	2.7

Total operating expenses	38,365	59.4	92.1	34,917	61.4	93.2

Earnings from operations	3,294	5.1	7.9	2,548	4.5	6.8
Interest expense, net	628	1.0	1.5	755	1.3	2.0

Earnings before income taxes	2,666	4.1	6.4	1,793	3.2	4.8
Income taxes	1,130	1.7	2.7	693	1.2	1.8

Net earnings	$1,536	2.4%	3.7%	$1,100	1.9%	2.9%

(1)	Patient and total revenue are not measures of financial performance under GAAP. Total revenue includes patient revenue of the Company’s affiliated dental groups, for which their results of operations are not consolidated into the Company’s financial statements. The Company uses these and other non-GAAP financial measures to analyze operating trends and to help manage its business. The Company believes that total revenue and patient revenue and the expense ratios derived from total revenue are useful measures to analyze operating trends.

(2)	Same market revenue excludes affiliations that occurred after July 1, 2002. Same market patient revenue is comprised of revenue of the Company’s affiliated dental groups, which are not consolidated into the Company’s financial statements. The Company believes that same market patient revenue growth is important for understanding its financial performance.